                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-51772

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 21, 2000)

                                3,100,000 SHARES

                      [TRANSKARYOTIC THERAPIES INC. LOGO]

                                  COMMON STOCK

     We are selling 3,100,000 shares of our common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol "TKTX". On June 25, 2001, the closing price of our common stock as quoted on the Nasdaq National Market was $29.01 per share.

     OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           -------------------------

                                                                PER
                                                               SHARE        TOTAL
Public offering price.......................................  $28.500    $88,350,000
Underwriting discounts and commissions......................  $ 1.425    $ 4,417,500
Proceeds, before expenses, to Transkaryotic Therapies.......  $27.075    $83,932,500

     The underwriter may also purchase up to an additional 465,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

     The underwriter expects to deliver the shares in New York, New York on June 29, 2001.

                           -------------------------

                                    SG COWEN

June 25, 2001

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Transkaryotic Therapies, Inc. ..............................   S-2
The Offering................................................   S-4
Use of Proceeds.............................................   S-4
Risk Factors................................................   S-5
Special Note Regarding Forward-Looking Information..........  S-15
Underwriting................................................  S-16
Legal Matters...............................................  S-17

PROSPECTUS
About this Prospectus.......................................     1
Transkaryotic Therapies, Inc.  .............................     1
Risk Factors................................................     2
Special Note Regarding Forward-Looking Information..........     2
Ratio of Earnings to Fixed Charges..........................     2
Use of Proceeds.............................................     3
The Securities We May Offer.................................     3
Description of Common Stock and Preferred Stock.............     3
Description of Debt Securities..............................     8
Description of Warrants.....................................    12
Legal Ownership of Securities...............................    14
Plan of Distribution........................................    18
Validity of Securities......................................    19
Experts.....................................................    19
Where You Can Find More Information.........................    20
Incorporation of Certain Documents by Reference.............    20

                           -------------------------

     You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered in this offering and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus.

     You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

                         TRANSKARYOTIC THERAPIES, INC.

     We are a biopharmaceutical company developing protein- and cell-based therapeutics for the treatment of a wide range of human diseases. We are building a broad and renewable product pipeline based on three proprietary development platforms: Niche Protein(TM) products, Gene-Activated(R) proteins and Gene Therapy. Five products in our pipeline are currently undergoing human clinical testing, including two late-stage products, Replagal(TM), our enzyme replacement product for the treatment of Fabry disease, and Dynepo(TM), our Gene-Activated erythropoietin for the treatment of anemia.

                                    REPLAGAL

     During 2000, we submitted a Marketing Authorization Application, or MAA, to the European Agency for the Evaluation of Medicinal Products, or EMEA, seeking marketing authorization for Replagal in the European Union and a Biologics License Application, or BLA, to the United States Food and Drug Administration, or FDA, seeking marketing authorization for Replagal in the United States. In March 2001, the Committee for Proprietary Medicinal Products, or CPMP, of the EMEA issued a positive opinion recommending approval of Replagal in the European Union, which has been forwarded to the European Commission. We expect that the European Commission will make a determination regarding the grant of marketing authorization for Replagal in the European Union in mid-2001. We believe that it is likely that if marketing authorization is granted by the EMEA for both Replagal and Genzyme's competing product for the treatment of Fabry disease, both drugs will receive co-orphan drug exclusivity in the European Union for a period of up to 10 years.

     In January 2001, the FDA issued a complete review letter regarding our BLA for Replagal. The FDA letter stated that the data that we had provided was not adequate for approval of our BLA at that time and requested additional information. In response to this letter, we have discussed our BLA with the FDA and have submitted additional data to the FDA. We expect that after the FDA has reviewed our additional data, it will either approve our BLA or decline to approve it. If it declines to approve our BLA, the FDA may request additional information, possibly including data from additional clinical trials.

     We are conducting clinical trials of Replagal in a variety of patient populations, including affected females and kidney transplant recipients. These studies are designed to provide further insight into Replagal as a treatment for Fabry disease. We are currently treating more than 150 patients with Replagal in ten countries under our compassionate use and clinical trial programs.

     We are involved in patent litigation relating to Replagal with Genzyme and Mount Sinai School of Medicine of New York University in the U.S. District Court for the District of Delaware regarding a patent licensed to Genzyme by Mount Sinai. The court has currently scheduled a jury trial in this action to begin in March 2002.

                                     DYNEPO

     During 2000, Aventis Pharma, our collaborator on the development of Dynepo, submitted a MAA to the EMEA seeking marketing authorization for Dynepo for the treatment of anemia associated with kidney disease in the European Union. The EMEA accepted the MAA for Dynepo for review and is currently conducting that review. Aventis has also submitted a BLA to the FDA seeking marketing authorization for Dynepo in the United States. The FDA did not accept this BLA for filing, requesting that Aventis provide additional manufacturing data. Aventis is currently accumulating this data.

     Aventis is conducting a phase III clinical trial to assess Dynepo as a treatment for anemia associated with cancer chemotherapy. If the data from this clinical trial are positive, we expect Aventis will seek marketing authorization for Dynepo for this indication in both Europe and the United States.

     We and Aventis are involved in patent litigation relating to Dynepo with Amgen Inc. in the United States and with Kirin-Amgen, Inc. in the United Kingdom. In January 2001, the U.S. District Court for the District of Massachusetts concluded that Dynepo infringed eight of the 18 claims of patents asserted by Amgen. We and Aventis have filed an appeal of the decision with the U.S. Court of Appeals for the Federal Circuit. Amgen has also appealed this decision. In April 2001, the English High Court of Justice ruled that Dynepo infringed one of four claims of a patent asserted by Kirin-Amgen. We and Aventis have filed an appeal of this decision. We believe we and Aventis have strong grounds for both of these appeals.

                                 OTHER PRODUCTS

     Two other products in our pipeline that are undergoing clinical trials include:

     - Iduronate - 2 - Sulfatase for Hunter Syndrome. We are conducting a phase I/II clinical trial of iduronate - 2 - sulfatase, or I2S, an enzyme replacement therapy for the treatment of Hunter syndrome. Hunter syndrome is caused by insufficient amounts of the I2S enzyme. We are conducting the trial to assess the safety, pharmacokinetic profile, and clinical activity of the I2S enzyme in patients with Hunter syndrome.

     - Factor VIII Gene Therapy for Hemophilia A. We are conducting a phase I clinical trial of our Factor VIII gene therapy product in patients with severe hemophilia A. The trial is the first ever clinical trial evaluating a gene therapy treatment for hemophilia A. The initial data from this trial for the first six patients suggested that our product was safe and well-tolerated during the first year of monitoring of these patients. In addition, four of these patients showed clinical benefit, with two patients having no spontaneous bleeds for approximately one year after treatment.

                              COMPANY INFORMATION

     We were incorporated in Delaware in 1988. Our principal executive offices are located at 195 Albany Street, Cambridge, Massachusetts 02139 and our telephone number is (617) 349-0200.

     Gene-Activated(R), the TKT(R) logo, Niche Protein(TM), Replagal(TM), and Transkaryotic Therapy(TM) are our trademarks. Dynepo(TM) is a trademark of Aventis.

                                  THE OFFERING

Common stock offered..........   3,100,000 shares

Common stock to be outstanding
  after this offering.........   25,777,650 shares

Use of Proceeds...............   We will use the net proceeds from the sale of
                                 the common stock offered hereby for general corporate purposes, including building our sales and marketing capabilities for our Niche
                                 Protein products, expanding clinical trials and funding preclinical testing and other research and development programs.

Nasdaq National Market
symbol........................   TKTX

     The number of shares of our common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of June 25, 2001 and does not include:

     - 3,571,428 shares issuable upon conversion of shares of our series A convertible preferred stock outstanding as of the date of this prospectus supplement;

     - 3,383,883 shares issuable upon exercise of stock options outstanding under our stock option plans as of the date of this prospectus supplement;

     - 2,577,587 shares available for future grant or issuance pursuant to our stock option plans; and

     - 465,000 shares issuable upon exercise of the underwriter's over-allotment option.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $83.6 million, after deducting underwriting discounts and commissions and our estimated offering expenses. If the underwriter exercises the over-allotment in full, the net proceeds from this offering will be approximately $96.2 million. We will use the net proceeds from the sale of the common stock offered in this offering for general corporate purposes, including building our sales and marketing capabilities for our Niche Protein products, expanding clinical trials and funding preclinical testing and other research and development programs. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

                                  RISK FACTORS

     If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. Any of the following risks as well as other risks and uncertainties could seriously harm our business, financial condition and results of operations and cause the value of our stock to decline, which could cause you to lose all or part of your investment.

                                REGULATORY RISKS

WE HAVE NOT RECEIVED MARKETING APPROVAL FOR ANY PRODUCT WE HAVE DEVELOPED AND MAY NOT BE ABLE TO OBTAIN APPROVAL IN THE FUTURE.

     We will not be able to market any of our products in Europe, the United States or in any other jurisdiction without marketing approval from the EMEA, FDA or equivalent foreign regulatory agency. The regulatory approval process to obtain market approval for a new drug or biologic takes many years and requires the expenditure of substantial resources. We have had only limited experience in preparing applications and obtaining regulatory approvals.

     We have not received marketing approval for any product we have developed. In Europe, the CPMP of the EMEA has issued a positive opinion recommending approval of our MAA for Replagal, and the EMEA has accepted for review the MAA submitted by Aventis for Dynepo but has not yet scheduled a CPMP meeting. In the United States, the FDA issued a complete review letter with respect to our BLA for Replagal, stating that our BLA was not adequate for final approval action at the time of such letter, and did not accept for filing Aventis' BLA for Dynepo, requesting additional manufacturing data. There can be no assurance as to whether or when any of these applications for marketing authorization relating to Replagal and Dynepo, or additional applications for marketing authorization that we may make in the future as to these or other products, will be approved by the relevant regulatory authorities.

IF WE FAIL TO COMPLY WITH THE EXTENSIVE REGULATORY REQUIREMENTS TO WHICH OUR PRODUCTS ARE SUBJECT, WE COULD BE SUBJECT TO ADVERSE CONSEQUENCES AND PENALTIES.

     The testing, manufacturing, labeling, advertising, promotion, export, and marketing, among other things, of our products are subject to extensive regulation by governmental authorities in Europe, the United States, and elsewhere throughout the world.

     In general, there can be no assurance that submission of materials requesting permission to conduct clinical trials will result in authorization by the EMEA, the FDA or equivalent foreign regulatory agency to commence clinical trials, or that once clinical trials have begun, testing will be completed successfully within any specific time period, if at all, with respect to any of our products. Once trials are complete and an application has been submitted, the EMEA or the FDA may deny a MAA or a BLA if applicable regulatory criteria are not satisfied or may require additional testing or information.

     If regulatory approval of a product is granted, such approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. As to any product for which we obtain marketing approval, the product, the facilities at which the product is manufactured, any post-approval clinical data and our promotional activities will be subject to continual review and periodic inspections by the EMEA, the FDA and other regulatory authorities.

     Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including the EMEA's or FDA's delay in approving or refusal to approve a product, suspension or withdrawal of an approved product from the market, operating restrictions, or the imposition of civil or criminal penalties.

     We will also be subject to a variety of regulations outside the United States and Europe governing clinical trials and the sale of our products. Whether or not we have obtained EMEA or FDA approval, the comparable regulatory authorities of such foreign countries must also approve a product prior to the commencement of marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for EMEA or FDA approval.

WE MAY NOT BE ABLE TO OBTAIN ORPHAN DRUG EXCLUSIVITY FOR OUR NICHE PROTEIN PRODUCTS. IF OUR COMPETITORS ARE ABLE TO OBTAIN ORPHAN DRUG EXCLUSIVITY BEFORE US, WE MAY BE PRECLUDED FROM MARKETING OUR NICHE PROTEIN PRODUCTS.

     Some jurisdictions, including Europe and the United States, may designate drugs for relatively small patient populations as "orphan drugs". Generally, if a product which has an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that applications to market the same product for the same use may not be approved, except in very limited circumstances, for a period of up to 10 years in Europe and for a period of seven years in the United States. Obtaining orphan drug designations and orphan drug exclusivity for our Niche Protein products may be critical to our success in this area. We have received orphan drug designation in Europe and the United States for Replagal, our alpha-galactosidase A product for the treatment of Fabry disease. However, we may not be able to obtain or maintain orphan drug exclusivity for Replagal. We also may not be able to obtain orphan drug designation or exclusivity for any of our other potential products or be able to maintain such designation or exclusivity for any of these products. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained may not apply to such competitive product.

     Our competitors may also seek and obtain orphan drug exclusivity for products competitive with our products before we obtain marketing approval. Genzyme is seeking marketing authorization in both Europe and the United States for an alpha-galactosidase A product for the treatment of Fabry disease for which it has orphan drug designations. Concurrently with the issuance of its positive opinion on Replagal to the European Commission, the CPMP issued a positive opinion recommending approval of Genzyme's Fabry disease product to the European Commission. Depending on whether Replagal or Genzyme's Fabry product receives marketing approval in Europe or the United States first, we or Genzyme could prevent the other from obtaining marketing approval of the other's Fabry product through the orphan drug exclusivity. However, we believe that it is likely that if marketing authorization is granted by the EMEA for both Replagal and Genzyme's Fabry product, both drugs will receive co-orphan drug exclusivity in the European Union for a period of up to 10 years.

BECAUSE GENE THERAPY IS A RELATIVELY NEW TECHNOLOGY AND GENE THERAPY PRODUCTS HAVE NOT BEEN EXTENSIVELY TESTED IN HUMANS, WE MAY FACE DELAYS AND INCUR INCREASED COSTS IN THE REGULATORY PROCESS RELATED TO OUR GENE THERAPY PRODUCTS.

     We are developing gene therapy products. Because gene therapy is a relatively new technology and products for gene therapy have not been extensively tested in humans, the regulatory requirements governing gene therapy products may be more uncertain than for other types of products. This uncertainty may cause delays in the regulatory process relating to our gene therapy products, including delays in our initiating clinical trials of these products. This uncertainty may also increase the cost of obtaining regulatory approvals of our gene therapy products.

IF OUR CLINICAL TRIALS ARE NOT SUCCESSFUL, WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS.

     In order to obtain regulatory approvals for the commercial sale of our potential products, we and our collaborators will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of our products. We may not be able to obtain authority from the EMEA, the FDA or other regulatory agencies to commence or complete these clinical trials.

     The results from preclinical testing of a product that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale, advanced stage clinical trials. Furthermore, we, one of our collaborators, or the EMEA or FDA, may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks, or for other reasons.

     The rate of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, the existence of competitive clinical trials, and the availability of alternative treatments. In particular, the patient populations for some of our Niche Protein products is small. Delays in planned patient enrollment may result in increased costs and prolonged clinical development.

     We and our collaborators may not be able to successfully complete any clinical trial of a potential product within any specified time period. In some cases, we may not be able to complete the trial at all. Moreover, clinical trials may not show our potential product to be both safe and efficacious. Thus, the EMEA, the FDA and other regulatory authorities may not approve any of our potential products for any indication.

               PATENT LITIGATION AND INTELLECTUAL PROPERTY RISKS

WE ARE PARTY TO LITIGATION WITH AMGEN AND KIRIN-AMGEN INVOLVING DYNEPO WHICH COULD PRECLUDE US FROM MANUFACTURING OR SELLING DYNEPO.

     We and Aventis are involved in patent litigation relating to Dynepo with Amgen in the United States and with Kirin-Amgen, an affiliate of Amgen, in the United Kingdom. In January 2001, the U.S. District Court for the District of Massachusetts concluded that Dynepo infringed eight of the 18 claims of patents asserted by Amgen. In April 2001, the English High Court of Justice ruled that Dynepo infringed one of four claims of a patent asserted by Kirin-Amgen. We and Aventis have filed appeals of both decisions. We can provide no assurance as to the outcome of either litigation. If we and Aventis are not successful in connection with the appeals of these court decisions, we and Aventis may be precluded from manufacturing or selling Dynepo. In addition, this litigation is costly, and we are required to reimburse Aventis, which is paying the litigation expenses, for our share of the expenses from future royalties and in certain other circumstances.

WE ARE A PARTY TO LITIGATION WITH GENZYME AND MOUNT SINAI INVOLVING REPLAGAL WHICH COULD PRECLUDE US FROM MANUFACTURING OR SELLING REPLAGAL.

     In July 2000, Genzyme and Mount Sinai filed a patent infringement suit against us in the U.S. District Court for the District of Delaware, alleging that the manufacture, use, intended sale, and/or intended offer for sale of our Replagal product infringes one or more claims of a U.S. patent held by Genzyme and Mount Sinai. Genzyme and Mount Sinai seek injunctive relief and an accounting for damages. The court has currently scheduled a jury trial in this action to begin in March 2002. If we are not successful in this litigation, we may be precluded from manufacturing or selling Replagal. We can provide no assurance as to the outcome of this litigation.

WE ARE INVOLVED AND MAY BECOME INVOLVED IN FURTHER EXPENSIVE PATENT LITIGATION OR OTHER INTELLECTUAL PROPERTY PROCEEDINGS RELATED TO OUR TRANSKARYOTIC THERAPY(TM) TECHNOLOGY WHICH COULD RESULT IN LIABILITY FOR DAMAGES OR STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS.

     We are a party to a proceeding before the U.S. Patent and Trademark Office to determine the patentability of our gene therapy technology, known as Transkaryotic Therapy. The participants in the interference are TKT, Genetic Therapy, Inc., which is a wholly-owned subsidiary of Novartis AG, Syntex (U.S.A.), which is a wholly-owned subsidiary of Roche Holdings, Inc., and Cell Genesys, Inc. This proceeding will determine which of the parties first developed this technology. If the technology is patentable, the party that first developed the technology will be awarded the U.S. patent rights.

     The process to resolve an interference can take many years. We may not prevail in this interference. Even if we do prevail, the decision in this proceeding may not enable us meaningfully to protect our proprietary position in the field of ex vivo non-viral gene therapy.

     If we do not prevail in this proceeding, a consent order issued by the Federal Trade Commission in March 1997 may be relevant to us. The Federal Trade Commission entered this consent order to resolve anti-competitive concerns raised by the merger of Ciba-Geigy Limited and Sandoz Limited into Novartis AG. As part of the consent order, the constituent entities of Novartis are required to provide all gene therapy researchers and developers with nonexclusive, royalty-bearing licenses to the Novartis patent which is involved in the interference proceeding described above. In addition, we have entered into an agreement with Cell Genesys under which we would be permitted to market our non-viral gene therapy products pursuant to a royalty-free license agreement if Cell Genesys wins the interference.

WE MAY BECOME INVOLVED IN ADDITIONAL AND EXPENSIVE PATENT LITIGATION OR OTHER PROCEEDINGS.

     The biotechnology industry has been characterized by significant litigation and interference and other proceedings regarding patents, patent applications, and other intellectual property rights. We may become a party to additional patent litigation and other proceedings with respect to our Niche Protein products, Gene-Activated proteins or Gene Therapy technology. Such litigation could result in liability for damages, stop our development and commercialization efforts, or divert management's attention and resources.

     An adverse outcome in any patent litigation or other proceeding involving patents could subject us to significant liabilities to third parties and require us to cease using the technology or product that is at issue or to license the technology or product from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

     The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

IF WE ARE UNABLE TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS MAY BE ADVERSELY AFFECTED.

     Our success will depend in large part on our ability to obtain patent protection for our processes and products in the United States and other countries. The patent situation in the field of biotechnology generally is highly uncertain and involves complex legal and scientific questions. We may not be issued patents relating to our technology. Even if issued, patents may be challenged, invalidated, or circumvented. Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States are maintained in secrecy until patents issue, third parties may have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications.

     We may not hold proprietary rights to certain product patents, process patents, and use patents related to our products or their methods of manufacture. In some cases, these patents may be owned or controlled by third parties. As a result, we may be required to obtain licenses under third party patents to market certain of our potential products. If licenses are not available to us on acceptable terms, we may not be able to market these products.

IF WE ARE UNABLE TO PROTECT THE CONFIDENTIALITY OF OUR PROPRIETARY INFORMATION AND KNOW-HOW, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS WILL BE ADVERSELY AFFECTED.

     We rely upon unpatented proprietary technology, processes, and know-how. We seek to protect this information in part by confidentiality agreements with our employees, consultants, and other third party contractors. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

IF WE FAIL TO COMPLY WITH ANY OF OUR OBLIGATIONS UNDER ANY OF THE AGREEMENTS UNDER WHICH WE LICENSE COMMERCIALIZATION RIGHTS TO PRODUCTS OR TECHNOLOGY FROM THIRD PARTIES, WE COULD LOSE LICENSE RIGHTS THAT ARE IMPORTANT TO OUR BUSINESS.

     We are a party to a number of patent licenses that are important to our business and expect to enter into additional patent licenses in the future. These licenses impose various commercialization, sublicensing, royalty, insurance, and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license and we may not be able to market products that were covered by the license.

                        OUR INDUSTRY AND BUSINESS RISKS

THE MARKET MAY NOT BE RECEPTIVE TO OUR PRODUCTS UPON THEIR INTRODUCTION.

     The commercial success of any of our products for which we obtain marketing approval from the EMEA, the FDA, and other regulatory authorities will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective, and safe. It may be difficult for us to achieve market acceptance of our products.

     Other factors that we believe will materially affect market acceptance of our products include:

     - the timing of the receipt of marketing approvals;

     - the countries in which such approvals are obtained; and

     - the safety, efficacy, convenience, and cost-effectiveness of the product as compared to competitive products.

WE HAVE LIMITED EXPERIENCE AND RESOURCES IN MANUFACTURING AND WILL INCUR SIGNIFICANT COSTS TO DEVELOP THIS EXPERTISE OR RELY ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS ON OUR BEHALF.

     We have limited manufacturing experience and in order to continue to develop products, apply for regulatory approvals, and commercialize our products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities.

     We expect to manufacture certain of our products in our own manufacturing facilities. We will require substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities.

     We also rely upon third parties for the production of certain of our products and we expect to continue to do so in the future. To the extent that we enter into manufacturing arrangements with third parties, we will be dependent upon these third parties to perform their obligations in a timely manner and in accordance with applicable government regulations. There are a limited number of such third party manufacturers capable of manufacturing our protein products with a limited amount of production capacity. As a result, we may experience difficulty in obtaining adequate manufacturing capacity for our needs. If we are unable to obtain or maintain contract manufacturing of these products, or to do so on commercially reasonable terms, we may not be able to complete development of these products or market them.

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IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT BY THIRD PARTY PAYORS
FOR OUR PRODUCTS, WE MAY NOT HAVE COMMERCIALLY VIABLE MARKETS FOR OUR PRODUCTS.

     In certain countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In the United States, the availability of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product. These third party payors continually attempt to contain or reduce the costs of health care by challenging the prices charged for medical products and services.

     The Health Care Financing Administration of the U.S. Department of Health and Human Services has considered proposals from time to time to reduce the reimbursement rate with respect to erythropoietin. Adoption by the Health Care Financing Administration of any such proposal might have an adverse effect on the pricing of Dynepo.

     If we or our collaborators obtain marketing approvals for our products, we may experience pricing pressure due to the trend toward managed health care, the increasing influence of health maintenance organizations, and additional legislative proposals. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount.

WE FACE SIGNIFICANT COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING PRODUCTS BEFORE OR MORE SUCCESSFULLY THAN WE DO.

     The biotechnology industry is highly competitive and characterized by rapid and significant technological change. Our competitors include pharmaceutical companies, biotechnology firms, universities, and other research institutions. Many of these competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities on technologies and products similar to or competitive with ours.

     We may be unable to develop technologies and products that are more clinically efficacious or cost-effective than products developed by our competitors. Even if we obtain marketing approval for our product candidates, many of our competitors have more extensive and established sales, marketing, and distribution capabilities than we do. Litigation with third parties, including our litigation with Amgen and Genzyme, could delay our time to market or preclude us from reaching the market for certain products and enable our competitors to more quickly and effectively penetrate certain markets.

     Niche Proteins. We believe that the primary competition with respect to our Niche Protein product program is from biotechnology and smaller pharmaceutical companies. Our competitors with respect to our Niche Protein product program include BioMarin Pharmaceutical Inc., Genzyme, Novazyme Pharmaceuticals, Inc., Orphan Medical, Inc., Oxford GlycoSciences Plc, Pharming Group, N.V., and Synpac Pharmaceuticals, Ltd. The markets for some of our potential Niche Protein products are quite small. As a result, if competitive products exist, we may not be able to successfully commercialize our products.

     Gene-Activated Proteins. Under our Gene-Activated protein program, some of the products we are developing are fully human versions of proteins that are currently marketed by third parties. For instance, in the case of Dynepo, erythropoietin is marketed by Amgen and Johnson & Johnson in the U.S.; Amgen, F. Hoffmann-La Roche Ltd. (Boehringer Mannheim GmbH) and Johnson & Johnson (Janssen-Cilag) in Europe; and Sankyo Company Ltd., Chugai Pharmaceutical Co., Ltd., and Kirin in Japan.

     Many of the protein products against which our Gene-Activated proteins would compete have well-known brand names, have been promoted extensively, and have achieved market acceptance by third party payors, hospitals, physicians, and patients. Many of the companies that produce these protein products have patents covering the techniques used to produce these products, which have served as effective barriers to entry in the protein therapeutics market. As with Amgen and its erythropoietin product, these companies may seek to block our entry into the market by asserting that our Gene-Activated proteins infringe their patents. Many of these companies are also seeking to develop and commercialize new or potentially improved versions of their proteins.

     Gene Therapy. Our gene therapy system will have to compete with other gene therapy systems, as well as with conventional methods of treating targeted diseases and conditions. In addition, new non-gene therapy treatments may be developed in the future. A number of companies, including major biotechnology and pharmaceutical companies, as well as development stage companies, are actively involved in this field.

COMPETITION FOR TECHNICAL, COMMERCIAL AND ADMINISTRATIVE PERSONNEL IS INTENSE IN OUR INDUSTRY AND WE MAY NOT BE ABLE TO SUSTAIN OUR OPERATIONS OR GROW IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

     Our success is highly dependent on the retention of principal members of our technical, commercial, and administrative staff. Furthermore, our future growth will require hiring a significant number of qualified technical, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or grow.

WE HAVE LIMITED SALES AND MARKETING EXPERIENCE AND CAPABILITIES AND WILL NEED TO DEVELOP THIS EXPERTISE OR DEPEND ON THIRD PARTIES TO SUCCESSFULLY SELL AND MARKET OUR PRODUCTS ON OUR BEHALF.

     We have limited sales and marketing experience and capabilities. In order to market our products, including Replagal, we will need to develop this experience and these capabilities or rely upon third parties, such as our collaborators, to perform these functions. If we rely on third parties to sell, market, or distribute our products, our success will be dependent upon the efforts of these third parties in performing these functions. In many instances, we may have little or no control over the activities of these third parties in selling, marketing, and distributing our products. If we choose to conduct these activities directly, as we plan to do with respect to some of our potential products, we may not be able to recruit and maintain an effective sales force.

WE DEPEND ON OUR COLLABORATORS TO DEVELOP, CONDUCT CLINICAL TRIALS, OBTAIN REGULATORY APPROVALS FOR, AND MANUFACTURE, MARKET AND SELL OUR PRINCIPAL PRODUCTS ON OUR BEHALF AND NONE OF THEIR EFFORTS MAY BE SCIENTIFICALLY OR COMMERCIALLY SUCCESSFUL.

     We are parties to collaborative agreements with third parties relating to certain of our principal products. We are relying on Aventis to develop, conduct clinical trials, obtain regulatory approvals for, and manufacture, market, and sell Dynepo; Sumitomo Pharmaceuticals Co., Ltd. to develop and commercialize Replagal for Fabry disease in Japan and other Asian countries; and Genetics Institute, Inc. to co-develop and commercialize Factor VIII gene therapy for hemophilia A in Europe. Our collaborators may not devote the resources necessary or may otherwise be unable to complete development and commercialization of these potential products. Our existing collaborations are subject to termination without cause on short notice under specified circumstances.

     Our existing collaborations and any future collaborative arrangements with third parties may not be scientifically or commercially successful. Factors that may affect the success of our collaborations include the following:

     - our collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product as to which they are collaborating with us or which could affect our collaborative partners' commitment to the collaboration with us;

     - reductions in marketing or sales efforts or a discontinuation of marketing or sales of our products by our collaborators would reduce our revenues, which will be based on a percentage of net sales by the collaborator;

     - our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect the perception of us in the business and financial communities; and

     - our collaborators may pursue higher priority programs or change the focus of their development programs, which could affect the collaborator's commitment to us.

SOME GENE THERAPY CLINICAL TRIALS HAVE BEEN SUSPENDED AND ETHICAL AND SOCIAL ISSUES RELATING TO GENETIC TESTING MAY CAUSE REGULATORY AUTHORITIES TO INCREASE THE REGULATION OF GENE THERAPY CLINICAL TRIALS.

     Due to recent adverse events that have occurred during gene therapy clinical trials conducted by other biotechnology and pharmaceutical companies and institutions, the Federal government, the EMEA, the FDA, industry organizations, and institutions conducting gene therapy clinical trials have grown increasingly concerned about the safety of these clinical trials. An increased concern over gene therapy trials generally may lead the EMEA, the FDA or other regulatory agencies to impose further regulation on gene therapy clinical trials. If further regulations are imposed on gene therapy research generally, the delays and costs involved in complying with such regulations may impair our ability to complete clinical trials already in progress and to conduct gene therapy clinical trials in the future.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE PRODUCT LIABILITY INSURANCE.

     Our business exposes us to the risk of product liability claims that is inherent in the manufacturing, testing, and marketing of human therapeutic products. Our clinical trial liability insurance is subject to deductibles and coverage limitations. We do not currently have any product liability insurance. We may not be able to obtain or maintain insurance on acceptable terms or at all. Moreover, any insurance that we do obtain may not provide adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. These liabilities could prevent or interfere with our product commercialization efforts.

                                FINANCING RISKS

WE HAVE NOT BEEN PROFITABLE AND EXPECT TO CONTINUE TO INCUR SUBSTANTIAL LOSSES.

     We have experienced significant operating losses since our inception in 1988. We expect that we will continue to incur substantial losses and that our cumulative losses will increase as our research and development, sales and marketing, and manufacturing efforts expand. We expect that the losses that we incur will fluctuate from quarter to quarter and that these fluctuations may be substantial. To date, we have not recorded any significant revenues from the sale of products.

WE MAY NEED ADDITIONAL FINANCING WHICH MAY BE DIFFICULT TO OBTAIN.

     We will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our potential products, and to manufacture and market any products that are approved for commercial sale. Our future capital requirements will depend on many factors, including the following:

     - continued progress in our research and development programs, as well as the magnitude of these programs;

     - the scope and results of our clinical trials;

     - the time and costs involved in obtaining regulatory approvals;

     - the cost of manufacturing activities;

     - the cost of commercialization activities;

     - the cost of our additional facilities requirements;

     - the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other patent-related costs, including litigation costs, and the results of such litigation;

     - the cost of obtaining and maintaining licenses to use patented technologies;

     - our ability to establish and maintain collaborative arrangements;

     - the timing, receipt, and amount of milestone and other payments from collaborators; and

     - the timing, receipt, and amount of sales and royalties from our potential products in the market.

     We may seek additional funding through collaborative arrangements and public or private financings. Additional financing may not be available to us on acceptable terms or at all.

     If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result. In addition, the terms of the financing may adversely affect the holdings or the rights of such stockholders. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to certain of our technologies, product candidates, or products which we would otherwise pursue on our own.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE HAS BEEN AND MAY IN THE FUTURE BE VOLATILE, WHICH COULD LEAD TO LOSSES BY INVESTORS.

     Our stock has been and in the future may be subject to substantial price volatility, which may prevent you from reselling our common stock at or above the price you paid in this offering. The value of your investment could decline due to the effect of any of the following factors upon the market price of our common stock:

     - announcements of technological innovations or new commercial products by our competitors;

     - disclosure of results of clinical testing or regulatory proceedings by us or our competitors;

     - results of litigation;

     - governmental regulation and approvals;

     - developments in patent or other proprietary rights;

     - public concerns as to the safety of products developed by us or the fields of study in which we work;

     - our financial results; and

     - general market conditions.

     In addition, stock markets, particularly the Nasdaq National Market on which our stock is listed, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies, including biotechnology companies, have been highly volatile. These fluctuations have often been unrelated to the operating performance of these companies. Fluctuations such as these may affect the market price of our common stock.

CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS, OUR RIGHTS AGREEMENT, AND DELAWARE LAW COULD DELAY OR PREVENT THE SALE OF OUR COMPANY.

     Provisions of our charter documents, our rights agreement, and Delaware law may make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control would result in the purchase of your shares at a premium to the market price. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

OUR OFFICERS AND DIRECTORS, AND CERTAIN ENTITIES WITH WHICH THEY ARE AFFILIATED MAY BE ABLE TO SIGNIFICANTLY INFLUENCE THE OUTCOME OF MOST CORPORATE ACTIONS REQUIRING STOCKHOLDER APPROVAL.

     Following the sale of shares of our common stock in this offering, our directors and executive officers, and certain entities with which they are affiliated, will beneficially own, in the aggregate, approximately 25% of our outstanding common stock, including shares of common stock issuable upon conversion of our outstanding series A convertible preferred stock. Due to this concentration of ownership, these stockholders as a group will be able to significantly influence the election of the directors and officers of our company, the management and affairs of our company and most matters requiring a stockholder vote, including:

     - the amendment of our organizational documents; and

     - the approval of any merger, consolidation, sale of assets or other major corporate transaction.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, such as statements concerning:

     - ongoing litigation in which we are involved;

     - our efforts to obtain regulatory approval for our products;

     - our growth and future operating results;

     - the discovery and development of products;

     - developments in our markets and strategic focus;

     - products and technologies;

     - our strategic alliances;

     - our intellectual property;

     - our manufacturing, marketing, sales, and distribution capabilities; and

     - future economic, business, and regulatory conditions.

     We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "will," or "may," or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus supplement under the caption "Risk Factors" and in the documents that we incorporate by reference in the accompanying prospectus. You should read these factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus, and in the documents we incorporate by reference in the accompanying prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in the accompanying prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  UNDERWRITING

     We and the underwriter, SG Cowen Securities Corporation, have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase 3,100,000 shares of our common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

     The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriter is committed to purchase all of the common stock being offered by us if any shares are purchased.

     The underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriter may offer the common stock to securities dealers at that price less a concession not in excess of $0.68 per share. Securities dealers may reallow a concession not in excess of $0.10 per share to other dealers. After the shares of common stock are released for sale to the public, the underwriter may vary the offering price and other selling terms from time to time.

     We have granted to the underwriter an option to purchase up to 465,000 additional shares of common stock at the public offering price set forth on the cover of this prospectus supplement to cover over-allotments, if any. The option is exercisable for a period of 30 days.

     The following table shows the per share and total public offering price, the underwriting discount to be paid by us to the underwriter and the proceeds from the sale of the shares to the underwriter before our expenses. This information is presented assuming either no exercise or full exercise by the underwriter of the over-allotment option.

                                                                  WITHOUT          WITH
                                                   PER SHARE      OPTION          OPTION
                                                   ---------    -----------    ------------
Public offering price............................   $28.500     $88,350,000    $101,602,500
Underwriting discount............................   $ 1.425     $ 4,417,500    $  5,080,125
Proceeds, before expenses, to Transkaryotic
  Therapies......................................   $27.075     $83,932,500    $ 96,522,375

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriter may be required to make with respect to these liabilities.

     We, and our directors and executive officers, have agreed with the underwriter that for a period of 90 days following the date of this prospectus supplement, without the prior written consent of SG Cowen Securities Corporation, we, and our directors and executive officers, will not dispose of any shares of common stock or any securities convertible into or exchangeable for common stock. The underwriter may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from these restrictions. Notwithstanding the foregoing, (a) we are permitted to issue shares of our capital stock in connection with the exercise, if any, of the rights under our rights agreement, upon exercise of stock options granted under our stock option plans, upon conversion of our series A convertible preferred stock, and as consideration for mergers, acquisitions, other business combinations, or strategic alliances provided that the recipient of the shares in such merger, acquisition, other business combination, or strategic alliance sign an agreement containing restrictions substantially similar to those described in this paragraph, and (b) our directors and executive officers as a group are permitted to dispose of up to an aggregate of 50,000 shares of our common stock or any securities convertible into or exchangeable for an aggregate of 50,000 shares of our common stock.

     The underwriter may engage in over-allotment, stabilizing transactions and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriter under the over-allotment option. The underwriter may close out a covered short sale by exercising its over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriter must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These over-allotments, stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that our out-of-pocket expenses for this offering, exclusive of underwriting discounts and commissions, will be approximately $325,000.

                                 LEGAL MATTERS

     Certain legal matters with respect to the common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. The validity of the common stock offered hereby will be passed upon for SG Cowen Securities Corporation by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

PROSPECTUS

                                  $500,000,000

                         TRANSKARYOTIC THERAPIES, INC.
                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS

                            ------------------------

     We may from time to time issue up to $500,000,000 aggregate principal amount of common stock, preferred stock, debt securities and warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

                            ------------------------

   INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 2.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

                            ------------------------

                      Prospectus dated December 21, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    1
TRANSKARYOTIC THERAPIES, INC. ..............................    1
RISK FACTORS................................................    2
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........    2
RATIO OF EARNINGS TO FIXED CHARGES..........................    2
USE OF PROCEEDS.............................................    3
THE SECURITIES WE MAY OFFER.................................    3
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK.............    3
DESCRIPTION OF DEBT SECURITIES..............................    8
DESCRIPTION OF WARRANTS.....................................   12
LEGAL OWNERSHIP OF SECURITIES...............................   14
PLAN OF DISTRIBUTION........................................   18
VALIDITY OF SECURITIES......................................   19
EXPERTS.....................................................   19
WHERE YOU CAN FIND MORE INFORMATION.........................   20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   20

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

                         TRANSKARYOTIC THERAPIES, INC.

     We are a biopharmaceutical company engaged in the development and commercialization of products based on our three proprietary development platforms: Gene-Activated-TM-proteins, Niche Protein-TM-products, and Gene Therapy.

     We were incorporated in Delaware in 1988. Our principal executive offices are located at 195 Albany Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 349-0200. Our web site is located at www.tktx.com. We have not incorporated by reference into this prospectus the information on our web site and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only. The Transkaryotic Therapies name and logo and the names of products offered by us are trademarks or registered trademarks of Transkaryotic Therapies. Unless the context otherwise requires, the terms "Transkaryotic Therapies," "we," "us" and "our" refer to Transkaryotic Therapies, Inc. and its subsidiaries.

                                  RISK FACTORS

     Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 1999 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this prospectus or incorporated by reference in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "will," "could" or "may" or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from the results anticipated by these forward-looking statements, including, without limitation, whether any of our Gene-Activated protein, Niche Protein product, or Gene Therapy product candidates will advance in the clinical trial process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, the timing of making required regulatory filings such as Investigational New Drug applications and BLAs, whether our products will receive approval from the FDA or equivalent foreign regulatory agencies, and, if such products receive approval, whether they will be successfully distributed and marketed; the results of litigation in which we are involved or may become involved; competition; our dependence on third parties, including, without limitation, collaborators, manufacturers and distributors; and other risks set forth under "Risk Factors." These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges and our deficiency of earnings to fixed charges for the periods indicated is as follows:

                                                                                          NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                    ------------------------------------------------   -----------------------
                                    1995     1996       1997       1998       1999        1999         2000
                                    ----   --------   --------   --------   --------   ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Ratio of earnings to fixed
  charges.........................  7.9          --         --         --         --           --           --
                                    ---    --------   --------   --------   --------   ----------   ----------
Deficiency of earnings to fixed
  charges.........................   --    $(11,972)  $(12,871)  $(19,965)  $(44,866)  $  (35,021)  $  (33,606)
                                    ===    ========   ========   ========   ========   ==========   ==========

     We have computed the ratio of earnings to fixed charges shown above by dividing income from operations before income taxes and fixed charges, by fixed charges. Fixed charges consist of interest on all indebtedness and a percentage of rental expense of operating leases that represents interest.

                                USE OF PROCEEDS

     Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

     - to finance our growth;

     - to develop our products, including conducting basic research, preclinical testing and human clinical trials;

     - for capital expenditures made in the ordinary course of business, including facilities expansion; and

     - for acquisitions of businesses, products and technologies that complement or expand our business.

     We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

                          THE SECURITIES WE MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

     We may sell from time to time, in one or more offerings:

     - common stock;

     - preferred stock;

     - debt securities; and

     - warrants to purchase any of the securities listed above.

     In this prospectus, we will refer to the common stock, preferred stock, debt securities and warrants collectively as "securities." The total dollar amount of all securities that we may issue will not exceed $500,000,000.

     If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

     This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our charter and by-laws, which are incorporated by reference into the registration statement which includes this prospectus. The General Corporation Law of Delaware may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

     Under our charter, our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which 10,000 shares have been designated as series A convertible preferred stock. As of September 30, 2000, we had 22,692,843 shares of common stock outstanding and 10,000 shares of series A preferred stock outstanding. All outstanding shares of common stock and series A preferred stock are duly authorized, validly issued, fully paid and non-assessable.

COMMON STOCK

     VOTING. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

     DIVIDENDS. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

     LIQUIDATION AND DISSOLUTION. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

     OTHER RIGHTS AND RESTRICTIONS. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the holders of any outstanding series of preferred stock. Our charter and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

     LISTING.  Our common stock is listed on the Nasdaq National Market.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is EquiServe LLP.

PREFERRED STOCK

     GENERAL. Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

     - the title and stated value;

     - the number of shares we are offering;

     - the liquidation preference per share;

     - the purchase price;

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

     - the dividend rate, period and payment date, and method of calculation for dividends;

     - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

     - the procedures for any auction and remarketing, if any;

     - the provisions for a sinking fund, if any;

     - the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

     - any listing of the preferred stock on any securities exchange or market;

     - whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

     - whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

     - voting rights, if any, of the preferred stock;

     - preemption rights, if any;

     - restrictions on transfer, sale or other assignment, if any;

     - whether interests in the preferred stock will be represented by depositary shares;

     - a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

     - the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

     - any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

     - any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

     When we issue shares of preferred stock under this prospectus, the shares, when issued, will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

     VOTING RIGHTS. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

     OTHER. The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock.

     The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

SERIES A PREFERRED STOCK

     The following description is a summary of the material terms of our series A preferred stock. It does not restate all of the terms. We urge you to read our charter because it, and not this description, defines the rights of holders of series A preferred stock. A copy of our charter is an exhibit to the registration statement which includes this prospectus. This summary of our series A preferred stock is not complete and is qualified by reference to our charter.

     VOTING. Each share of series A preferred stock entitles its holder to the number of votes equal to the number of shares of common stock into which the share of series A preferred stock could then be converted. Except as provided below, the holders of series A preferred stock vote together with the holders of our common stock as a single class.

     For so long as at least 9,000 shares of series A preferred stock remain outstanding, the holders of series A preferred stock will have the right, voting separately as a class, to elect one member to our board of directors. Any director elected by the holders of series A preferred stock may be removed with or without cause only by the holders of the series A preferred stock. Any vacancy in the series A preferred stock board seat may be filled only by the holders of the series A preferred stock. On June 15, 2000, our board of directors appointed Jonathan S. Leff as the director representing the series A preferred stock holders.

     Without the vote of at least a majority of the outstanding shares of series A preferred stock, we may not authorize any additional shares of series A preferred stock or amend, alter or repeal any provisions in our charter if the change would adversely affect the series A preferred stock. For purposes of this right, our authorization or issuance of any series of preferred stock with rights ranking senior to the rights of the series A preferred stock would be deemed to adversely affect the series A preferred stock.

     DIVIDENDS. The holders of series A preferred stock are entitled to receive dividends equal to those declared on our common stock in an amount equal to what the holders of series A preferred stock would have received had they converted their shares of series A preferred stock into common stock immediately prior to the record date for the dividend.

     LIQUIDATION. If we liquidate, dissolve or wind up, then we must pay the holders of outstanding shares of series A preferred stock, before we make any payment to the holders of shares of stock ranking junior to the series A preferred stock, an amount equal to $10,000 per share, plus any declared but unpaid dividends. For purposes of this liquidation preference, neither the consolidation, merger or other business combination of us with another entity nor the sale, conveyance, mortgage, pledge or lease of all or any of our property, assets or business will be treated as a liquidation, dissolution or winding up of our company.

     CONVERSION. Each share of series A preferred stock is convertible at the option of the holder at any time into the number of shares of common stock as is determined by dividing $10,000 by the conversion price. The current conversion price is $28.00. Thus, as of September 30, 2000, the outstanding shares of series A preferred stock were convertible, in the aggregate, into approximately 3,571,428 shares of our common stock. The conversion price is subject to adjustment upon the occurrence of specified future events, which are more fully described in our charter, and which include stock splits and combinations, stock dividends and liquidating dividends. In addition, upon any capital reorganization or reclassification of our capital stock, or any consolidation or merger in which the holders of our capital stock will hold at least 51% of the surviving person after giving effect to the consolidation or merger, in which the holders of common stock are entitled to receive stock, securities, cash or other property with respect to or in exchange for their common stock, the holders of series A preferred stock will be entitled to receive upon conversion of their series A preferred stock the stock, securities, cash or other property as would have been received had the series A preferred stock been converted into common stock at the current conversion price immediately prior to the reorganization, reclassification, consolidation or merger.

     MERGER, CONSOLIDATION, SALE OF ASSETS, ETC. If we are a party to any merger or consolidation in which the holders of our capital stock will not hold at least 51% of the surviving person after giving effect to the consolidation or merger, or any sale of all or substantially all of our assets, the holders of series A preferred stock will be entitled to receive the stock, securities, cash or other property payable to holders of common stock as if the holders of series A preferred stock had converted the series A preferred stock into common stock immediately prior to the effective date of the consolidation, merger or sale.

     REDEMPTION. Beginning on December 15, 2000, at any time we may redeem all, but not less than all, outstanding shares of series A preferred stock for $10,000 per share, plus any declared but unpaid dividends, if the average closing price per share of our common stock for any 20 consecutive trading days ending within 20 business days of the date on which we give notice of our intent to redeem shall have been at least $35.00, subject to adjustment for any stock split or combination or stock dividend or distribution. In addition, at any time we may redeem the shares of series A preferred stock with the consent of the holders of at least two-thirds of the outstanding shares of series A preferred stock.

DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

     BUSINESS COMBINATIONS. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     LIMITATION OF LIABILITY; INDEMNIFICATION. Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our charter also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders. In addition, our charter provides that special meetings of stockholders may be called only by the board of directors, our chief executive officer or upon the request of the holders of a majority of our voting securities. The affirmative vote of the holders of at least 66 2/3% of our outstanding voting securities is required to amend either of the provisions discussed in the two preceding sentences. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities and do have the effect of limiting holders of less than a majority of our voting securities from calling a special meeting of stockholders.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our by-laws provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions
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

prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action. Our by-laws require the affirmative vote of the holders of at least 75% of our outstanding voting securities to amend or repeal these provisions.

                         DESCRIPTION OF DEBT SECURITIES

     The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

     We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term "trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

     The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

     We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

GENERAL

     We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

     - the title;

     - any limit on the amount that may be issued;

     - whether or not we will issue the series of notes in global form, the terms and who the depository will be;

     - the maturity date;

     - the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

     - whether or not the notes will be secured or unsecured, and the terms of any secured debt;

     - the terms of the subordination of any series of subordinated debt;

     - the place where payments will be payable;

     - our right, if any, to defer payment of interest and the maximum length of any such deferral period;

     - the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

     - the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

     - whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

     - whether we will be restricted from incurring any additional indebtedness;

     - a discussion on any material or special United States federal income tax considerations applicable to the notes;

     - the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

     - any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

CONVERSION OR EXCHANGE RIGHTS

     We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE

     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURE

     The following are events of default under the indentures with respect to any series of notes that we may issue:

     - if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

     - if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

     - if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

     - if specified events of bankruptcy, insolvency or reorganization occur to us.

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

     If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

     - the direction so given by the holder is not in conflict with any law or the applicable indenture; and

     - subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

     A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

     - the holder has given written notice to the trustee of a continuing event of default with respect to that series;

     - the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

     - the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

     We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

     We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

     - to fix any ambiguity, defect or inconsistency in the indenture; and

     - to change anything that does not materially adversely affect the interests of any holder of notes of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

     - extending the fixed maturity of the series of notes;

     - reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

     - reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

DISCHARGE

     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

     - register the transfer or exchange of debt securities of the series;

     - replace stolen, lost or mutilated debt securities of the series;

     - maintain paying agencies;

     - hold monies for payment in trust;

     - compensate and indemnify the trustee; and

     - appoint any successor trustee.

     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

FORM, EXCHANGE AND TRANSFER

     We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

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

     If we elect to redeem the notes of any series, we will not be required to:

     - issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

     - register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

INFORMATION CONCERNING THE TRUSTEE

     The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

PAYMENT AND PAYING AGENTS

     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

     We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

     All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

     The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

SUBORDINATION OF SUBORDINATED NOTES

     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

                            DESCRIPTION OF WARRANTS

     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

GENERAL

     We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

     We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

     We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

     - the offering price and aggregate number of warrants offered;

     - the currency for which the warrants may be purchased;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

     - if applicable, the date on and after which the warrants and the related securities will be separately transferable;

     - in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

     - in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

     - the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

     - the terms of any rights to redeem or call the warrants;

     - any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

     - the dates on which the right to exercise the warrants will commence and expire;

     - the manner in which the warrant agreement and warrants may be modified;

     - federal income tax consequences of holding or exercising the warrants;

     - the terms of the securities issuable upon exercise of the warrants; and

     - any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

     - in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

     - in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern standard time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

     Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

ENFORCEABILITY OF RIGHTS BY HOLDERS OF WARRANTS

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

                         LEGAL OWNERSHIP OF SECURITIES

     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

     We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

LEGAL HOLDERS

     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle a request for the holders' consent, if ever required;

     - whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

     - how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     - if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

     A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "-- Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

     As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

     - an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

     - an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "Legal Ownership of Securities;"

     - an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

     - an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

     - the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

     - the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

     - financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

     The global security will terminate when the following special situations occur:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

     - if we notify any applicable trustee that we wish to terminate that global security; or

     - if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby in one or more of the following ways from time to time:

     - through agents to the public or to investors;

     - to underwriters for resale to the public or to investors; or

     - directly to investors.

     We will set forth in a prospectus supplement the terms of the offering of securities, including:

     - the name or names of any agents or underwriters;

     - the purchase price of the securities being offered and the proceeds we will receive from the sale;

     - any over-allotment options under which underwriters may purchase additional securities from us;

     - any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which such securities may be listed.

AGENTS

     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

UNDERWRITERS

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

DIRECT SALES

     We may also sell securities directly to one or more purchasers without using underwriters or agents.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

     Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

PASSIVE MARKET MARKING

     Any underwriters who are qualified market markers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market markers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market marker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid then must be lowered when certain purchase limits are exceeded.

                             VALIDITY OF SECURITIES

     The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at:

                                Room 1024, Judiciary Plaza
                                450 Fifth Street, N.W.
                                Washington, D.C. 20549

     and at the SEC's Regional Offices located at:

                                Northwestern Atrium Center
                                Suite 1400
                                500 West Madison Street
                                Chicago, Illinois 60661

     and

                                Seven World Trade Center
                                13th Floor
                                New York, New York 10048

     and you may also obtain copies of these materials by mail from the Public Reference Section of the SEC at:

                                450 Fifth Street, N.W.
                                Washington, D.C. 20549

at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC also maintains a web site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

     We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

     (1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

     (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     (3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     (4) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

     (5) Our Current Report on Form 8-K filed with the SEC on April 28, 2000;

     (6) Our Current Report on Form 8-K filed with the SEC on May 19, 2000;

     (7) Our Current Report on Form 8-K filed with the SEC on June 12, 2000;

     (8) Our Current Report on Form 8-K filed with the SEC on June 16, 2000;

     (9) Our Current Report on Form 8-K filed with the SEC on July 31, 2000;

     (10) Our Current Report on Form 8-K filed with the SEC on November 22,
          2000;

     (11) Our Current Report on Form 8-K filed with the SEC on December 12,
          2000;

     (12) All our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

     (13) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 4, 1996, including any amendments or reports filed for the purpose of updating that description.

     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

                               Transkaryotic Therapies, Inc.
                               195 Albany Street
                               Cambridge, Massachusetts 02139
                               Attention: Corporate Communications
                               Telephone: (617) 349-0200

     You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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                                3,100,000 SHARES

                      [TRANSKARYOTIC THERAPIES INC. LOGO]

                                  COMMON STOCK

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                             PROSPECTUS SUPPLEMENT
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                                    SG COWEN

                                 June 25, 2001

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